Exhibit 10.15

FIRST OAK BROOK BANCSHARES, INC.

RSU Award Agreement

TO:

DATE:

In order to provide additional incentive through stock ownership for certain officers, key employees and non-employee directors of First Oak Brook Bancshares, Inc. (the “Company”) and its subsidiaries, you are hereby granted restricted stock units (“RSUs”) by the Company, effective as of the date hereof (the “date of grant”). Your restricted stock units are issued under the First Oak Brook Bancshares, Inc. Incentive Compensation Plan (the “Plan”), the terms of which are incorporated herein by reference. All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Plan.

RESTRICTED STOCK UNITS (“RSUs”)

Total number of RSUs
granted

VESTING SCHEDULE

Grant date

Vesting schedule	Unless accelerated in the event of death, disability or Change in Control, a portion of your Restricted Stock Units vest on each of the following dates:

•	20% on _____________________
•	20% on _____________________
•	20% on _____________________
•	20% on _____________________
•	20% on _____________________

PAYMENT DATE

Payment date	•	RSUs vesting prior to age 59, or during the calendar year in which you turn age 59, will be paid in January of the calendar year following your 59th birthday. RSUs vesting after age 59 will be paid in January of the year following the year of vesting.
	•	RSUs will be paid on the second anniversary following a Change of Control.

This RSU Award Agreement, including the accompanying Terms of the January 31, 2005 RSU
Awards, constitutes part of a prospectus covering securities that have been registered under the
Securities Act of 1933, as amended.

First Oak Brook Bancshares, Inc.

Terms of the RSU Awards

Type(s) of Award:	Restricted stock units (“RSUs”).

When vested, each RSU entitles the holder to receive one (1) share of Common Stock of First Oak Brook Bancshares, Inc. The time of payment of the shares attributable to vested RSUs is set forth below.

Vesting:	Subject to earlier termination and cancellation of the RSUs as set forth below, the date(s) upon which the RSUs vest are set forth on the front page of this Award Agreement.

Notwithstanding such schedule:

•	In the event of termination of employment due to death or permanent disability, all of the unvested RSUs will vest as of the date of such termination of employment.

•	Upon a Change in Control, the RSUs will become fully vested.

•	The RSUs shall continue to vest following your “Retirement” as if you continued employment, provided. that any continued vesting shall terminate on the date you cease to be Retired. “Retirement” means your retirement from employment with the Company and its subsidiaries on or after attainment of age 60 and completion of 10 years of service with the Company and its subsidiaries and you will be considered to be “Retired” thereafter for so long as you do not become employed by or directly or indirectly provide consulting or other services of any type, including as a director, to any bank, thrift or other financial institution, other than the Company and its subsidiaries, which maintains one or more offices, branches or locations within the Chicago Metropolitan Area.

Delivery of Shares:	No exercise price or other amount is required to be paid with respect to RSUs. Subject to applicable tax withholding (see below), one (1) share of Common Stock will be delivered for each vested RSU on or as soon as practicable after the Payment Date, unless receipt has been deferred by you to the extent such deferral is permitted under rules and procedures to be established by the Committee.

Effect of Termination of Employment	Except as provided above for termination due to death, disability, or Retirement no further vesting will occur after termination of employment, in which case all unvested RSUs will be forfeited and/or cancelled.

Federal Income Tax Considerations:	The following discussion is a summary of certain current U.S. federal income tax consequences relating to RSUs. This discussion does not purport to be complete, and does not cover, among other things, foreign, state and local tax treatment.

No income is recognized upon receipt of an award of RSUs or the vesting of the RSUs. Net income equal to the fair market value of shares of Common Stock is recognized when the shares are paid to you (or your beneficiary). The capital gain or loss holding period for the shares received under an award will begin when ordinary income is recognized, and any subsequent capital gain or loss will be measured by the difference between the ordinary income recognized and the amount received upon sale or exchange of the shares.

Payroll taxes (Social Security and Medicare taxes) will be due as the RSUs vest, based upon the fair market value of the Common Stock underlying the RSUs at that time. Unless the Committee determines otherwise, such taxes will be paid by you through supplemental withholding from salary or other compensation payable to you by the Company and its subsidiaries.

Transferability:	No RSU granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution.

Voting Rights:	Since RSUs do not represent actual shares, no voting rights arise upon receipt of RSUs and you are not deemed to be the owner of any shares covered by the RSUs until such shares are delivered to you.

Dividends:	In addition to the shares of Common Stock to be delivered upon the vesting of the RSUs, you will also be entitled to receive to receive additional shares of Common Stock equal to the number of shares of Common Stock deemed “purchased” by the reinvestment of any cash dividend you would have received during the period from the grant date of the RSUs to the date such RSUs are paid determined as if the RSUs were shares of Common Stock held by you on the record date for the payment of such dividend.

Tax Withholding:	Prior to delivery of shares, there will be deducted or withheld from shares to be delivered, such aggregate number of shares having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including any Social Security and Medicare tax obligation to the extent such RSUs were not previously subjected to such taxes) withholding required by law with respect to such payment of cash and/or distribution of shares made under or as a result of the Plan. The Committee may permit the remittance of cash or for other arrangements for payment of such taxes.

Effect of Detrimental Conduct	You agree that at any time prior to the payment of the RSUs, you will not engage in “Detrimental Conduct.” For purposes of this RSU Award, “Detrimental Conduct” means:

•	your failure to execute or to have executed the Company’s Agreement Regarding Confidentiality, Non-Solicitation of Customers and Employees and Prohibited Conduct or such other agreement(s) relating to the same or similar subject matter as the Company may request or may have requested (such agreement(s) the “Protective Agreement”) within thirty (30) days of the receipt of this Stock Option Agreement;

•	your breach of the Protective Agreement;

•	your violation of the Company’s Code of Ethics; or

•	your gross negligence or gross misconduct in connection with your employment with the Company and its subsidiaries or any action which constitutes the basis for immediate termination of employment for Cause, as determined by the Company’s Chief Executive Officer.

In the event the Company or its subsidiaries determines that you have engaged in Detrimental Conduct, in addition to any other remedies the Company and its subsidiaries may have available to them, the Company may in its sole discretion:

•	terminate the RSUs granted hereunder to the extent not previously paid, whereupon the RSUs, whether vested or unvested, shall be immediately cancelled without any payment with respect thereo; and

•	require you to pay to the Company all gains realized from the receipt of payment with respect to any RSUs hereunder which which is received on or after the date which is six months prior to the date you first engaged in Detrimental Conduct.

continued . . .

Please sign the copy of this RSU Award Agreement and, if necessary, the enclosed Protective Agreement, and return each of them to the Company in care of its Secretary, thereby indicating your understanding of and agreement with the terms and conditions of this Agreement and the Protective Agreement. Unless signed and returned by mail or otherwise within thirty (30) days from the date of mailing or delivery to you of this Agreement, this RSU Award will be deemed refused and withdrawn. By signing this Agreement, you acknowledge receipt of a copy of the Plan. The terms of the Plan shall have precedence over any terms in this Agreement that are inconsistent therewith.

FIRST OAK BROOK BANCSHARES, INC.,	Acknowledged and agreed:
By: __________________________________	____________________________________________________
Date: ________________________________________________